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                                                                     Exhibit 5.1

                                          October 13, 2000

Queens County Bancorp, Inc.
38-25 Main Street,
Flushing, New York 11354

Dear Sirs:

   In connection with the registration under the Securities Act of 1933 (the "Act") of 10,120,130 shares (the "Securities") of Common Stock, par value $0.01 per share, of Queens County Bancorp, Inc., a Delaware corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

     (1) The Company is a corporation duly organized and existing under the laws of the State of Delaware.

     (2) The Securities are duly authorized and when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, and when the Securities have been duly issued and delivered in connection with the Merger Agreement as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

   The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

   Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          Sullivan & Cromwell